[ALTEON LETTERHEAD]

FOR IMMEDIATE RELEASE                          Contact:  Susan M. Pietropaolo
                                                         Director, Corporate
                                                         Communications
                                                         & Investor Relations
                                                         201-818-5537 (direct)
                                                         spietropaolo@alteon.com

               ALTEON UPDATES CLINICAL TRIAL PROGRAMS IN INVESTOR
                                 CONFERENCE CALL

       --HIGHLIGHTS INCLUDE POSITIVE INTERIM FINDINGS FROM PHASE 2 TRIALS,
                         IND IN ERECTILE DYSFUNCTION --

Parsippany, NJ, December 20, 2004 - In a conference call today, Alteon Inc. (AMEX: ALT) updated investors on the status of its ongoing clinical programs, as well as other corporate initiatives. Highlights of the conference call include:

      - The ongoing Phase 2b SPECTRA (Systolic Pressure EffiCacy and Safety TRial of Alagebrium) trial is on target to complete enrollment during the first half of 2005, with data expected to be reported during the second half of 2005. SPECTRA is designed to evaluate alagebrium's ability to lower systolic blood pressure (SBP) in patients with a reading of greater than or equal to 145 mm Hg (by 24-hour ambulatory blood pressure measurement). Patients who are randomized into SPECTRA receive alagebrium tablets or placebo in addition to hydrochlorothiazide (a diuretic pill) once a day for 12 weeks. Approximately 70 clinical sites are enrolling patients into the trial. Alagebrium's activity in prior clinical trials demonstrated the drug's apparent safety and ability to lower SBP and pulse pressure in ageing patients, especially in a difficult-to-treat hypertensive patient population. Notably, alagebrium's beneficial effects in previous Phase 2 trials were demonstrated over and above current hypertension therapy, and data thus far point to a mechanism of action unlike any existing blood pressure agent.

      - Alteon announced positive findings from an interim analysis of PEDESTAL (Patients with Impaired Ejection Fraction and Diastolic Dysfunction: Efficacy and Safety Trial of ALagebrium). This ongoing Phase 2a open-label exploratory study is being conducted at Baylor Heart Clinic in Houston to evaluate alagebrium's effects on diastolic function and ventricular mass in patients with significant heart failure. Preliminary data from the initial 14 (of planned 20) patients indicate trends consistent with positive data from the previously reported Phase 2a DIAMOND (Distensibility Improvement And ReMOdeliNg in Diastolic Heart Failure) trial and preclinical studies in heart failure. While patients in PEDESTAL cannot be compared directly with those from DIAMOND (patients in PEDESTAL have impaired ejection fraction, larger hearts and are sicker overall), treatment with alagebrium appears to have important and consistent effects in both patient groups. In accordance with the protocol, the clinical investigators for PEDESTAL are continuing to enroll patients. Final data will be reported in 2005.
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      -                 Alteon announced positive findings from an interim
            analysis of the Phase 2a open-label trial in endothelial function conducted at Johns Hopkins under grants from the National Heart, Lung and Blood Institute and the Society of Geriatric Cardiology. The primary purpose of this trial is to determine whether increasing arterial elasticity by breaking A.G.E. crosslinks improves endothelial function as assessed by evaluating vessel relaxation and biomarkers of endothelial function. These data are showing strong trends in key measures relating to improvements in carotid artery stiffness based on a series of advanced non-invasive measurements. In accordance with the protocol, the clinical investigators are continuing to enroll patients. The next update will be reported in 2005.

      - The company discussed a recent preliminary report of a two-year toxicity study that found that male rats exposed to high doses of alagebrium over their natural lifetime developed dose-related increases in liver cell alterations and tumors, and that the liver tumor rate was slightly over the expected background rate in this gender and species of rat. Male Sprague Dawley rats are known to be susceptible to liver tumors. There were no significant findings in female rats. Earlier preclinical toxicity studies found no mutagenic or carcinogenic activity in either rats or mice. Alteon has discussed these findings with the Food and Drug Administration
            (FDA) and intends to conduct additional studies to explore the mechanism by which the liver tumors developed and will provide that information to the agency. The company had previously completed four key genotoxicity studies to help determine potential toxicities of alagebrium in man, and these studies did not indicate any potential carcinogenic risk.

      - Alteon announced that the company has submitted to the FDA an Investigational New Drug (IND) application for the initiation of a Phase 2 clinical trial of alagebrium in erectile dysfunction
            (ED). The 30-day review period for the IND recently was completed, and Alteon intends to initiate the trial by early 2005. In October 2004, a study presented by an independent research group demonstrated that alagebrium had the ability to reverse erectile dysfunction in a preclinical model of ED associated with diabetes. The researchers concluded that alagebrium - through what appears to be a unique mechanism of action - offers potential for the treatment of diabetic erectile dysfunction. ED is an early indicator of vascular disease and, in the opinion of Alteon and its advisors, a positive therapeutic effect in human ED studies would not only represent a significant potential development in the treatment of ED but could also be indicative of alagebrium's potential to reverse pathologies in a number of other human vascular diseases. Alteon will announce the initiation of the new ED trial when the first patient is enrolled.

      - Data from the Phase 2b SAPPHIRE/SILVER clinical trial of alagebrium in systolic hypertension was published in the supplement of the December 15 issue of the American Journal of Hypertension, a publication of the American Society of Hypertension (ASH). As presented in a Continuing Medical Education (CME) session at the ASH meeting last May, the article details the ability of alagebrium to significantly reduce systolic blood pressure in patients with a baseline 24-hour ambulatory SBP of 140 mm Hg or greater. In a difficult-to-treat patient population with a baseline 24-hour ambulatory SBP of 150 mm Hg or greater and on two or more background medications, patients had an average drop in their 24-hour ambulatory SBP of 18 mm Hg vs. placebo (p< 0.01).

The full conference call replay will be accessible at the Investor Relations section of Alteon's company website, www.alteon.com . In addition, a digital rebroadcast will be available through December 27,
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2004 at 11:59 P.M. by dialing 1-888-203-1112, pass code 979982 for domestic callers and +719-457-0820, pass code 979982 for international callers.

ABOUT ALTEON

Alteon is developing several new classes of drugs that have shown the potential to reverse or slow down diseases of ageing and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-glucose complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway.

Alteon's lead compound alagebrium chloride (formerly ALT-711), the only A.G.E. Crosslink Breaker in advanced human testing, has shown promising results in several Phase 2 trials and is actively being developed for systolic hypertension and heart failure. Over 1200 patients have been involved in alagebrium's human clinical trials to date, of whom approximately 900 have received active compound. Ongoing clinical trials include the phase 2b systolic hypertension trial, SPECTRA (Systolic Pressure EffiCacy and Safety TRial of Alagebrium), and the phase 2a heart failure trial, PEDESTAL (Patients with Impaired Ejection Fraction and Diastolic Dysfunction: Efficacy and Safety Trial of ALagebrium), as well as a third trial exploring mechanism of action in endothelial dysfunction. For more detailed information about alagebrium, please visit the scientific publications section of the Alteon website, www.alteon.com.

                                      # # #

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon's filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to update any forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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